EXHIBIT 3.7

                 CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS,
           PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
               SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR
                  RESTRICTIONS THEREOF, OF SERIES C CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                           CASTLE DENTAL CENTERS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

      CASTLE DENTAL CENTERS, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on June 16, 1997.

      RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article IV of the Certificate of Incorporation of the Corporation, as amended from time to time (the "Certificate of Incorporation"), and Section 151(g) of the General Corporation Law of the State of Delaware, such Board of Directors hereby creates, from the authorized shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

      The series of Preferred Stock hereby established shall consist of 485,382 shares designated as Series C Convertible Preferred Stock or such higher number of shares (not in excess of the total number of shares of authorized Preferred Stock then available for issuance) as
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shall be determined from time to time by the Board of Directors. The rights, preferences and limitations of such series shall be as follows:

      1. Definitions. All capitalized terms defined herein will have the meanings assigned to them above or as specified below. Capitalized terms used but not defined herein have the meanings ascribed to them in the Securities Purchase Agreement dated as of December 18, 1995, as amended by Amendment No. 1 thereto, dated as of June 5, 1997, by and among the Corporation and the Investors named therein, relating to, among other things, the purchase by such Investors of Shares of Series C Preferred Stock (as amended, the "Purchase Agreement"):

            "APPLICABLE PERCENTAGE" shall have the meaning set forth in Section
4)(c)(i).

            "CONVERTIBLE SECURITIES" shall have the meaning set forth in Section
(4)(c)(ii).

            "EXCLUDED SHARES" shall have the meaning set forth in Section (4)(c)
(xi).

            "FULLY DILUTED OUTSTANDING SHARES" shall have the meaning set forth in Section (4)(c)(x).

            "LIQUIDATION PREFERENCE" means $.001 per share for each share of Series C Preferred Stock.

            "NEWLY ISSUED SECURITIES" shall have the meaning set forth in Section (4)(c)(i).

            "PURCHASE AGREEMENT" shall have the meaning set forth in the first paragraph of this Section 1.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

            "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock authorized by the Certificate of Incorporation.

            "SERIES C PREFERRED STOCK" means the Series C Convertible Preferred Stock authorized by this Certificate of Designation.

            "SHARE" shall have the meaning set forth in Section (4)(a).

            "TRIGGER VALUE" shall have the meaning set forth in Section (4)(c)
(ii).

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      2. DIVIDEND PROVISIONS. Holders of Series C Preferred Stock shall not be entitled to receive any dividends declared by the Corporation from time to time.

      3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or any other stock ranking on liquidation junior to the Series C Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock"), an amount equal to the Liquidation Preference per share (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock, Series A Preferred Stock and any other class of stock ranking on liquidation on a parity with the Series C Preferred Stock and Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (3)(a).

      4. CONVERSION. The holders of the Series C Preferred Stock shall have conversion rights (the "Conversion Rights") as follows:

            a. RIGHTS TO CONVERT. Subject to the provisions for adjustment hereinafter set forth in Section (4)(c), each share of Series C Preferred Stock (each, a "Share") shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series into one fully paid and nonassessable share of Common Stock.

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            b. MECHANICS OF CONVERSION. Before any holder of Series C Preferred
Stock shall be entitled to convert any of such Shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor duly endorsed, at the office of the Corporation or of any transfer agent for such Series, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office or at the office of any transfer agent, that such holder elects to convert all or a part of the Shares of Series C Preferred Stock represented by such certificate or certificates in accordance with the terms of this Section (4), and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. If surrendered certificates for Series C Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder or his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares of Series C Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the recordholder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities. The issuance of certificates or shares of Common Stock upon conversion of Shares of Series C Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance.

            c. CONVERSION ADJUSTMENT OF SERIES C PREFERRED STOCK. It is the intent of the Corporation that the shares of Common Stock issuable on conversion of the Series C Preferred Stock will be equal to the Applicable Percentage of the Fully Diluted Outstanding Shares of Common Stock. The number of shares of Common Stock issuable on conversion of the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                (i) In the event of the issuance of any shares of Common Stock, preferred stock, warrants, options, rights or other securities convertible into or exchangeable or exercisable for shares of Common Stock other than Excluded Shares (collectively, the "Newly Issued Securities") for a consideration (paid in cash, securities or other property) per share less than the Trigger Value of such Newly Issued Securities, then the number of shares of Common Stock then

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issuable upon conversion of each Share of Series C Preferred Stock immediately prior to each such issuance shall forthwith be adjusted by adding a number of shares of Common Stock equal to the quotient obtained by dividing (x) that number of shares of Common Stock which, together with the number of shares of Common Stock issuable upon conversion of all of the Series C Preferred Stock outstanding immediately prior to such issuance, would represent the Applicable Percentage of the Fully Diluted Outstanding Shares (after giving effect to the issuance of the Newly Issued Securities) by (y) the number of Shares of Series C Preferred Stock then outstanding. The term "Applicable Percentage" means, as of any date of determination, 7% as adjusted (A) to give effect to Section
(4)(c)(xiii), (B) to give effect to any conversion or redemption of the Series C Preferred Stock such that immediately following any such conversion or redemption, the Applicable Percentage shall be reduced by subtracting (I) the percentage of the Fully Diluted Outstanding Shares represented by the number of shares of Common Stock issued upon such conversion (or in the case of redemption, the number of Shares of Common Stock that would otherwise have been issuable on conversion of the Shares of Series C Preferred Stock redeemed) from
(II) the Applicable Percentage in effect immediately prior to such conversion or redemption and (C) to give effect to any issuance of Newly Issued Securities for a consideration per share equal to or greater than the Trigger Value of such Newly Issued Securities such that immediately following any such issuance, the Applicable Percentage shall be equal to (x) the quotient obtained by dividing
(I) the number of shares of Series C Preferred Stock then outstanding by (II) the number of Fully Diluted Outstanding Shares of Common Stock (after giving effect to the issuance of the Newly Issued Securities).

                (ii) For the purposes of any adjustment of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock as the result of the issuance of Newly Issued Securities pursuant to clause (i):

            (A) With respect to any securities, other than Convertible Securities, the term "Trigger Value" means as of any date of determination, the amount determined by dividing (a) the product obtained by multiplying (x) the quotient obtained by dividing (i) the number of Newly Issued Securities by (ii) the number of Fully Diluted Outstanding Shares (after giving effect to the issuance of the Newly Issued Securities) by (y) $20,000,000 by (b) the number of Newly Issued Securities.

      (1) With respect to any securities that are convertible into or exchangeable or exercisable for shares of Common Stock (the "Convertible Securities"), (a) Trigger Value shall be determined with respect to the shares of Common Stock that such Convertible Securities are convertible into or exchangeable or exercisable for in accordance with clause (1) above and (b) in case any such Convertible Securities are issued in connection with the issue and sale of other securities of the Corporation together comprising one integral transaction in which no specific

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consideration is allocated to such Convertible Securities by the parties thereto, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation; PROVIDED, HOWEVER, that in the case of clause (b) above, the holders of a majority of the outstanding shares of Series C Preferred Stock may refer the question of valuation for final settlement to a nationally recognized investment banking firm designated by the holders of a majority of the outstanding shares of Series C Preferred Stock, and the cost relating to retaining such investment banking firm shall be borne by the Corporation.

            (B) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued;

            (C) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued;

            (D) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall forthwith be readjusted to such number of shares as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change;

            (E) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall forthwith be readjusted to such number of shares as would have been obtained had such options, rights, securities or options or rights related to such securities not been issued.

                (iii) If the number of shares of Common Stock outstanding at any time hereafter is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the

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number of shares of Common Stock issuable on conversion of the Series C
Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                (iv) If at any time hereafter the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the number of shares of Common Stock issuable on conversion of the Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                (v) If any capital reorganization or reclassification or change of the outstanding capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, or any other merger or consolidation no matter how effected, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (other than cash) with respect to or in exchange for Common Stock, then, as a condition to such reorganization, adequate provision shall be made whereby each holder of Series C Preferred Stock shall thereafter have the right to receive, upon conversion of the Series C Preferred Stock, on the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, change, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Series C Preferred Stock. The Corporation shall not effect any such reorganization, reclassification, change, consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets or the corporation issuing the securities into which such shares of Common Stock shall be changed (if other than the Corporation) shall assume by written instrument executed and mailed or delivered to each holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                (vi) All calculations under this Section (4) shall be made to the nearest one- tenth of a share.

                (vii) Whenever the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be adjusted as provided in this Section (4), the

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Corporation shall forthwith file, at its principal office or at such other place as may be designated by the Corporation a statement, signed by its president or chief financial officer and by its treasurer, showing in detail the facts requiring such adjustment and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock that shall be in effect after such adjustment. The Corporation shall cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of shares of Series C Preferred Stock at such holder's address appearing in the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section (4)(c)(viii).

                (viii)In the event the Corporation shall propose to take any action of the types described in clause (v) above, the Corporation shall give notice to each holder of shares of Series C Preferred Stock in the manner set forth in clause (vii) above at such holder's address appearing in the Corporation's records, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the shares of Series C Preferred Stock and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series C Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                (ix) (A) If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions, the Board of Directors of the Corporation or, at the election of holders of a majority of the shares of Series C Preferred Stock, an appraiser will make appropriate adjustments to the terms and conditions of the shares of Series C Preferred Stock as may be necessary fully to carry out the adjustments contemplated by this Section (4).

                  (B) (1) The Corporation will not, by amendment of its Articles of Incorporation or By-laws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation hereunder but will at all times in good faith assist in the carrying out of all the necessary or appropriate actions in order to protect the rights of the holders of the shares of Series C Preferred Stock against impairment.

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                (x) For purposes hereof, the "Fully Diluted Outstanding Shares"
of Common Stock will be the sum (without duplication) of (A) all issued shares of Common Stock as of such date, plus (B) all Excluded Shares (other than 300,000 of the Excluded Shares described in Section (4)(c)(xi)(C) subject to adjustment as described in the parenthetical in Section (4)(c)(xi)(C)) plus (C) all shares of Common Stock issuable with respect to Convertible Securities. "Convertible Securities" shall mean evidence of indebtedness, shares of stock and other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock (including, without limitation warrants, options and other rights to purchase) either immediately or upon the occurrence of a specified date or specified event, except Excluded Shares.

                (xi) For purposes hereof, "Excluded Shares" shall mean (A) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock or Series C Preferred Stock, (B) shares of Common Stock issued or issuable on exercise of the Common Stock Warrant issued to GulfStar Investments, Ltd. for 113,158 shares, subject to adjustment as provided therein (the "Gulfstar Warrant") and (C) 600,000 shares of Common Stock, or options to purchase such shares, issued or issuable to officers, directors, consultants and employees of the Corporation and its Subsidiaries (such number and amount to be appropriately adjusted in the event the Common Stock is subdivided into a greater or combined into a lesser number) pursuant to any equity incentive plan, agreement, or other arrangement adopted by the Corporation.

                (xii) In determining the consideration paid for Newly Issued Securities, in case at any time Newly Issued Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor in the form of such cash, without deduction of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case at any time any Newly Issued Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration at the time of such issuance as determined reasonably and in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. The holders of greater than 50% of the outstanding shares of Series C Preferred Stock shall have the right to demand, upon written notice to the Corporation given within ten (10) days after receipt of the determination of fair value pursuant to this paragraph by the Board of Directors of the Corporation, and in lieu thereof, a determination of fair value of such consideration to be made by appraisal by an investment bank as described in the definition of Fair Market Value in the Purchase Agreement.

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                (xiii)In the event the Corporation fails to pay the New Senior
Subordinated Notes in full, including the principal amount thereof and any accrued and unpaid interest or premium thereon, by March 31, 1998 (the "Percentage Increase Date"), thereafter on the last day of each month following the Percentage Increase Date and until the New Senior Subordinated Notes, including the principal amount thereof and accrued and unpaid interest or premium thereon, shall have been paid in full, the number of shares of Common Stock issuable upon the conversion of each Share shall be adjusted such that the aggregate number of shares of Common Stock issuable on conversion of all of the outstanding shares of Series C Preferred Stock is adjusted to add a number of shares of Common Stock equal to 1% of the then fully Diluted Outstanding Shares.

            d. NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of any shares of any Series of Series C Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and there shall be no payment to a holder of Series C Preferred Stock for any such rounded fractional share.

            e. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of a share of Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            f. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, then in addition to such other remedies as shall be available to the holder of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            g. NOTICES. Any notice required by the provisions of Section (4) to be given the holders of shares of Series C Preferred Stock shall be deemed given if sent by facsimile transmission,

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by telex, or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

      5. VOTING RIGHTS. a. The holder of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series C Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and applicable law, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Subject to Section (5)(b) and Section (10), holders of Series C Preferred Stock shall not be entitled to vote as a class on matters submitted to a vote of stockholders of the Corporation.

            b. CONTINGENT VOTING RIGHTS. (i) Upon the occurrence of a Majority Voting Right Event (as defined below), the holders of the Series C Preferred Stock, voting as a class, shall be entitled to elect the smallest number of directors which, when combined with the number of directors elected by virtue of their ownership of, or proxies for, Common Stock, will constitute a majority of the total authorized number of directors, and the other holders of the Common Stock and such other of this Corporation's stock shall be entitled to elect the remaining members of the Board of Directors. At such time as (i) all monies required to be paid to the holders of the New Senior Subordinated Notes and the Senior Subordinated Notes have been paid in full, and (ii) no Default or Event of Default shall have occurred and remain uncured, the contingent rights of the holders of the Series C Preferred Stock to elect a majority of the Board as provided in this subsection shall cease, subject to renewal from time to time upon the same terms and conditions. For purposes of this Section 5(b), "Majority Voting Right Event" shall mean the failure to pay the New Senior Subordinated Notes in full, including the principal amount thereof and accrued and unpaid interest or premium thereon, on January 31, 1998.

                (ii). Such right of the holders of the Series C Preferred Stock to elect a majority of the Board of Directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the outstanding shares of Series C Preferred Stock. At any time after the voting power to elect a majority of the Board of Directors shall have become vested in the holders of the Series C Preferred Stock as provided in this subsection, the president or any vice president of this Corporation shall, upon the request of the record holders of at least twenty percent (20%) of the

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Series C Preferred Stock then outstanding, addressed to any of them at the principal office of this Corporation, call a special meeting of the holders of the Series C Preferred Stock, and such other of this Corporation's stock as shall then have the right to vote for the election of directors, to be held at the place and upon the notice provided in the bylaws of this Corporation for the holding of meetings. If such meeting shall not be so called within two days after personal service of the request, or within five days after mailing of the same by registered mail within the United States of America, then the record holders of at least ten percent (10%) of the Series C Preferred Stock, as a class, then outstanding, may designate in writing one of their number to call such meeting, and the person so designated may call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of this Corporation. At any meeting so called or at any annual meeting held while the holders of the Series C Preferred Stock, as a class, have the voting power to elect a majority of the Board of Directors, the holders of a majority of the then outstanding Series C Preferred Stock, as a class, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors, the holders of Series C Preferred Stock are entitled to elect, and the persons so elected as directors, together with such persons, if any, as may be elected as directors by the holders of the Common Stock and such other of this Corporation's stock as shall then have the right to vote for directors, shall constitute the duly elected directors of this Corporation. In the event the holders of the Common Stock and such other stock fail to elect the number of authorized directors which they are entitled to elect at such meeting, such director or directors shall be elected by a majority vote of the holders of the Series C Preferred Stock.

                (iii).When the rights of the holders of Series C Preferred Stock to vote as provided in this section have ceased, as hereinabove provided, the term of the office of the persons elected by them as directors as a result of a Majority Right Voting Event shall terminate and the vacancies shall be filled by remaining directors elected by the holders of the outstanding stock, regardless of class, of the Corporation then having the right to vote for directors.

      6.    REQUIRED REDEMPTION OF SERIES C PREFERRED STOCK.

            a. Upon the occurrence of a Change of Control (as defined in the Purchase Agreement), any holder of Series C Preferred Stock shall have the right to require the Corporation to redeem at the Option Closing (as defined in the Purchase Agreement), and the Corporation shall redeem all or any lesser number of shares of Series C Preferred Stock for a redemption price to be paid at the Option Closing by certified check or wire transfer of immediately available funds equal to the greater of (i) the Fair Market Value at the time of the Change of Control Notice of the Common Stock issuable upon conversion of that number of shares of Series C Preferred Stock being redeemed by the Corporation,
(ii) the change of control value of the Common Stock issuable upon conversion of that number of shares of Series C

Preferred Stock being redeemed by the Corporation determined by applying to such Common Stock the valuation derived from the purchase price (giving effect to any and all consideration) paid by the acquiring person or persons in the Change of Control, or (iii) the product of (A) $600,000 and (B) a fraction, the numerator of which shall equal the number of shares of Common Stock issuable upon conversion of that number of shares of Series C Preferred Stock being redeemed by the Corporation and the denominator of which shall equal the number of shares of Common Stock issuable upon full conversion of all Series C Preferred Stock.

            b. Upon the occurrence of a Change of Control, or the Corporation acquiring knowledge of a pending Change of Control, the Change of Control Notice shall (i) refer specifically to this Section (6)(b), (ii) state that the Corporation may be required to redeem all of the outstanding shares of Series C Preferred Stock, (iii) contain the Corporation's calculation of the redemption price for the shares of Series C Preferred Stock to be redeemed (including a detail of the Fair Market Value of the Common Stock at the time of the Change of Control Notice), (iv) indicate that the Corporation will redeem the shares of Series C Preferred Stock as provided in clause (ii) above at the Option Closing upon written notice of the exercise of an option by a holder of shares of Series C Preferred Stock, (v) indicate that the Option Closing for such purchase and sale shall take place on a date specified in the notice, which date shall be a date occurring not earlier than 30 days nor more than 60 days after the date on which the notice is delivered, (vi) indicate where the Option Closing shall take place and (vii) be delivered by certified mail return receipt requested. A holder of shares of Series C Preferred Stock shall furnish written notice to the Corporation of the exercise of an option pursuant to this Section (6)(b) within at least 10 days prior to the Option Closing. At the Option Closing the Corporation shall pay the redemption price for the securities being redeemed determined as described in clause (a) above against delivery of the securities being purchased. No waiver by a holder of any shares of Series C Preferred Stock of its right under this Section (6) to require the redemption of any or all of the shares of Series C Preferred Stock held by such holder in respect of a Change of Control shall affect the rights of such holder under this Section (6) in respect of any subsequent Change of Control.

            c. If any holder of shares of Series C Preferred Stock exercises all or any part of its right with respect to the event contemplated in clause (a) above, or converts all or any lesser number of shares of Series C Preferred Stock in anticipation of such event, but such event does not occur, such conversion of shares of Series C Preferred Stock shall be rescinded and such holder of shares of Series C Preferred Stock will be entitled to the same rights and remedies as if such exercise had never occurred, including, without limitation, return of any exercise price paid and the reissuance of its shares of Series C Preferred Stock (subject to return to the Corporation of any purchase price received) if the same form and to the same extent as prior to such exercise or conversion.

      7. PUT RIGHT. a. If after June 5, 2002, there is no Liquid Secondary Market (as defined in the Purchase Agreement), any holder of shares of Series C Preferred Stock shall have the Put Right (as such term is defined in paragraph 5C-l of the Purchase Agreement) to require the Corporation to redeem at the Put Option Closing (as such term is defined in paragraph 5D-l of the Purchase Agreement), and the Corporation shall purchase, all or any lesser number of shares of Series C Preferred Stock for a purchase price to be paid in accordance with paragraph 5C-1 of the Purchase Agreement in an amount equal to the Fair Market Value at the time of the Put Notice of the Common Stock issuable upon conversion of those shares of Series C Preferred Stock being redeemed by the Corporation.

            b. To exercise its Put Right, any holder of shares of Series C Preferred Stock shall deliver to the Corporation the Put Notice which shall (i) refer specifically to this Section (7), (ii) state the number of shares of Series C Preferred Stock held by such holder that the Corporation is required to redeem, (iii) contain such holder's request that the Corporation determine the Fair Market Value at the time of the Put Notice of the Common Stock into which the shares of Series C Preferred Stock are convertible, (iv) indicate that the Put Option Closing for such redemption shall take place on a date specified in the notice, which date shall be a date occurring not earlier than 45 days nor more than 60 days after the date on which the notice is delivered, (v) indicate where the Put Option Closing shall take place and (vi) be delivered by certified mail return receipt requested. The Corporation covenants that it will promptly (and in any event no later than 25 days after receipt of the Put Notice) determine, and notify in writing the holders of shares of Series C Preferred Stock who have delivered a Put Notice of the Fair Market Value at the time of the Put Notice of the Common Stock, provided, however, that in the event that any holder of shares of Series C Preferred Stock exercises its right to refer the question of valuation to an investment banking firm, the Put Option Closing shall take place on the later of (1) the date specified in the Put Notice and
(2) 5 business days after the determination of the Fair Market Value has been completed. At the Put Option Closing, the Corporation shall pay the redemption price for the securities being purchased against delivery of the securities being redeemed.

      8. STATUS OF CONVERTED STOCK. In the event any shares of Series C Preferred Stock are converted pursuant to Section (4), the shares of Series C Preferred Stock so converted shall be canceled, retired and eliminated and shall not be reissued by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

      9. OPTIONAL REDEMPTION OF SERIES C PREFERRED STOCK. a. Subject to the rights of holders of shares of Series C Preferred Stock to convert such shares pursuant to the provisions hereof and the rights of holders of shares of Series C Preferred Stock to require the Corporation to purchase such shares pursuant to Section (6) or (7), the Series C Preferred Stock shall be subject to redemption at the Corporation's option, in whole but not in part, at any time on or after a Qualifying Public Offering of Common Stock.

            b. The redemption price for the Series C Preferred Stock shall be payable immediately upon redemption, by certified or by bank cashier's check, and shall be in an amount equal to $.001 (subject to appropriate adjustments for stock splits, combinations, recapitalizations, stock dividends and similar events) multiplied by the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock so redeemed.

            c. The Corporation shall give each holder of Series C Preferred Stock written notice of the redemption pursuant to Section (9)(a) not less than 60 days prior to the redemption date, specifying such redemption date, that all of the shares of Series C Preferred Stock are to be redeemed on such date and that such redemption is to be made pursuant to Section (9)(a). Such notice shall be accompanied by an Officer's Certificate stating that the applicable conditions set forth in Section (9) have been fulfilled. Notice of redemption having been given as aforesaid the redemption amount due in respect of all of the shares of Series C Preferred Stock and as calculated in Section (9)(b), shall become due and payable on such redemption date unless the holder of such shares of Series C Preferred Stock (i) shall have converted such shares of Series C Preferred Stock, in whole or in part, prior to such redemption date pursuant to the terms hereof, (ii) shall have required the Corporation to redeem such shares of Series C Preferred Stock pursuant to Section (6) or exercised their Put Right pursuant to Section (7), or (iii) unless the filing by the Corporation of a registration statement under the Securities Act relating to the Common Stock issuable upon conversion of the Series C Preferred Stock shall have been requested by a holder thereof (either before or after receipt of such notice) pursuant to the Registration Rights Agreement, in which case the redemption shall be effected 30 days after the declaration of effectiveness of such registration statement by the Commission. Should the Series C Preferred Stock not be redeemed on such redemption date due to the Corporation's failure to perform its obligations under this Section (9), such redemption may be effected only after compliance with the provisions of this Section (9) from and after such redemption date.

      10. AMENDMENTS. Notwithstanding anything contained herein to the contrary, any amendment to the rights, preferences, and limitations of the Series C Preferred Stock shall, in addition to any approvals required by applicable law, require the approval of the holders of record of Shares representing 66 2/3% of the issued and outstanding Shares of Series C Preferred Stock.

      IN WITNESS WHEREOF, Castle Dental Centers, Inc. has caused this certificate to be signed and attested this 16th day of June, 1997.

                                    CASTLE DENTAL CENTERS, INC.

                                    By:   /s/ JACK H. CASTLE, JR.
                                          Jack H. Castle, Jr.
                                          Chairman and Chief Executive Officer

Attest:

/s/ JOHN M. SLACK
John M. Slack
Secretary